Exhibit 16.1

The Securities and Exchange Commission                              May 8, 1997
450 Fifth Street, N.W.
Washington, DC  20549
United States of America





Dear Sirs:

We have read the disclosures relating to our resignation as independent auditors of South Western Electricity plc under the caption "Experts" in the Prospectus and Registration Statement (Form S-4) of Southern Investments UK plc and are in agreement therewith.

Yours faithfully,

ERNST & YOUNG